Exhibit 2.3

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED ARE MARKED WITH “[***].”  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

FOURTH AMENDED AND RESTATED PROGRAM AND REPURCHASE AGREEMENT

This Fourth Amended and Restated Program and Repurchase Agreement (“Agreement”), dated as of November 29, 2016, is entered into by and between THE TORO COMPANY, a Delaware corporation (hereinafter “Seller”), and RED IRON ACCEPTANCE, LLC, a Delaware limited liability company (“Red Iron”), to set forth the terms and conditions under which Red Iron will continue to provide financing for certain dealers and distributors as set forth below. This Agreement amends and restates in its entirety that certain Third Amended and Restated Program and Repurchase Agreement dated as of June 30, 2016 and between Seller and Red Iron. In consideration of the matters and mutual agreements herein contained, Red Iron and Seller agree as follows:

1.                                      Definitions.

“Additional Term” is defined in Section 8(a).

“Advance” herein shall mean a payment made or the making of a payment to Seller by Red Iron with respect to an Invoice pursuant to a finance program made available by Red Iron to a Dealer or a Distributor, as appropriate.

“Affiliated Agreement” herein shall mean that certain Amended and Restated Repurchase Agreement entered into as of October 29, 2010 by and between Seller and TCFCF (as amended and restated from time to time).

“Agreement” is defined in the preamble.

“ANR-Program Year” herein shall mean, with respect to a Program Year, the average outstanding principal balance of all Wholesale Instruments due Red Iron from all Dealers and Distributors, determined by aggregating the “Monthly ADB-Program Year” (which shall mean, with respect to any month, the aggregate outstanding principal balance of all Wholesale Instruments due Red Iron from all Dealers and Distributors each day during such calendar month divided by the number of days in such calendar month) for each month in such Program Year and dividing such aggregated amount by 12.

“Approval” herein shall mean Red Iron’s agreement, whether in writing, by electronic transmission or orally (provided, however, that such oral agreement be promptly confirmed in writing), to provide floorplan inventory financing for the sale of Inventory by Seller or an affiliate of Seller to a Dealer or Distributor, which agreement shall be in effect for a period of sixty (60) days from the date issued.

“CAR Target” herein shall mean (a) [***] for Program Year 2016, and (b) for Program Year 2017 and each Program Year thereafter, [***].

“Dealer” herein shall mean any person, firm or corporation which buys Inventory at wholesale from Seller or an affiliate of Seller and sells Inventory at retail.

“Dealer/Distributor Demo/Rental Inventory” herein shall mean Inventory covered by a Dealer Invoice, Distributor Invoice or a Distributor to Dealer Invoice, which indicates (either by a terms code or other

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

means) that such Inventory is eligible to be used by a Dealer or Distributor for rental or extended demonstration purposes.

“Dealer Invoice” herein shall mean an invoice, bill of sale or other evidence, whether in writing or electronically transmitted, of the sale or delivery of Inventory by Seller or an affiliate of Seller to a Dealer.

“Distributor” herein shall mean any person, firm, corporation or buying group which buys Inventory from Seller or an affiliate of Seller and sells Inventory at wholesale.

“Distributor Dealer” herein shall mean any person, firm or corporation which buys Inventory at wholesale from a Distributor and sells Inventory at retail.

“Distributor Invoice” herein shall mean an invoice, bill of sale or other evidence, whether in writing or electronically transmitted, of the sale or delivery of Inventory by Seller or an affiliate of Seller to a Distributor.

“Distributor to Dealer Invoice” herein shall mean an invoice, bill of sale or other evidence, whether in writing or electronically transmitted, of the sale or delivery of Inventory by a Distributor to a Dealer or a Distributor Dealer.

“FLR Account” is defined in Section 9(a).

“FLR Reliant Account” herein shall mean a Dealer or a Distributor that has requested financing from Red Iron, does not meet the criteria set by the credit and operational policies of Red Iron, but nevertheless is approved by Red Iron for financing in reliance on the FLR Account in accordance with the provisions of Section 9(b).

“FLR Reliant Account Net Reliance” herein shall mean [***].

“FLR Reliant Accounts Limitation” shall occur if (i) the prospective designation of a Dealer or a Distributor as an FLR Reliant Account would [***], or (ii) the projected FLR Reliant Account Net Reliance for such prospective FLR Reliant Account is [***].

“FLR Reliant Accounts Net Reliance Total” herein shall mean the sum of the FLR Reliant Account Net Reliance for each of the FLR Reliant Accounts including the prospective FLR Reliant Account under consideration at the time such calculation is made.

“Initial Term” is defined in Section 8(a).

“Inventory” herein shall mean any and all products, including parts and accessories, software and related services manufactured, distributed or sold at wholesale by Seller or an affiliate of Seller.

“Invoice” herein shall mean (i) a Dealer Invoice, (ii) a Distributor Invoice, (iii) a Distributor to Dealer Invoice, (iv) evidence of Red Iron’s financing of used Inventory which used Inventory was owned by an end-user customer and sold by such end-user customer to a Dealer or Distributor as full or partial payment by such end-user customer for the purchase by such end-user customer of a new item of Inventory from such Dealer or Distributor (“Trade-In Invoice”) or (v) evidence of Red Iron’s financing of used Inventory which used Inventory was owned by a lessor and sold, when it came off lease, by such lessor to a Dealer or Distributor (“Off-Lease Invoice”), either collectively or individually, as the case may be.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Losses” herein shall mean for any Program Year beginning with Program Year 2016 and each Program Year thereafter: (i) (A) the total unpaid balance of all Wholesale Instruments due to Red Iron from all Dealers and Distributors during such Program Year (including without limitation for Inventory sold out of trust) which are charged-off in accordance with Red Iron’s accounting policies; plus (B) interest and other charges related to such Wholesale Instruments; plus (C) all costs and expenses incurred by Red Iron with respect to the collection of such Wholesale Instruments including without limitation all attorneys’ fees, bankruptcy and other court costs, less (ii) the amount of any recoveries received by Red Iron for any Wholesale Instruments [***].  For the avoidance of doubt, Red Iron shall not credit any recoveries received by Red Iron related to losses which were incurred by Red Iron prior to Program Year 2016 [***].

“Net Repurchase Limit” is defined in Section 4(a).

“Off-Lease Inventory” herein shall mean Inventory covered by an Off Lease Invoice, which indicates (either by a terms code or other means) that such Invoice is eligible as an Off-Lease Invoice.

“Off-Lease Invoice” herein shall have the meaning provided in the definition of “Invoice”, subsection (v).

“Program Year” herein (except as otherwise provided for Program Year 2016) shall mean the period between each November 1st of a year through October 31st of the following year (see “Program Year 2017” below).

“Program Year 2016” herein shall mean January 1, 2016 through October 31, 2016.

“Program Year 2017” herein shall mean November 1, 2016 through October 31, 2017, and each successive Program Year shall be successively numbered.

“Red Iron” is defined in the preamble.

“Seller” is defined in the preamble.

“TCFCF” shall mean TCF Commercial Finance Canada, Inc., a corporation incorporated pursuant to the federal laws of Canada.

“Trade-In Inventory” herein shall mean Inventory covered by a Trade-In Invoice, which indicates (either by a terms code or other means) that such Invoice is eligible as a Trade-Invoice.

“Trade-In Invoice” herein shall have the meaning provided in the definition of “Invoice”, subsection (iv).

“Wholesale Instrument” herein shall mean an invoice, billing statement, inventory schedule or other evidence of indebtedness, including the books and records of Red Iron, arising out of the financing by Red Iron of an Invoice.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

2.                                      Financing Program.

(a)                                 Inventory Financing Approvals. If Seller or an affiliate of Seller requests an Approval or sends to Red Iron an Invoice, and the Dealer or Distributor related to such Approval or Invoice is eligible for inventory financing in accordance with the credit and operational policies of Red Iron or has been designated as an FLR Reliant Account in accordance with the provisions of Section 9(b), then Red Iron shall, from time to time in its commercially reasonable discretion consistent with such credit and operational policies, issue such Approvals and Advances against such Invoices, all under the terms of  this Agreement. Upon issuance of an Approval by Red Iron, Seller shall (or, as applicable, shall cause its affiliate to) deliver an original Invoice to Red Iron. Provided Red Iron receives the Invoice within 60 days of the date Red Iron issued the Approval and within 30 days of the ship date referred to in the Invoice, Red Iron shall Advance to Seller or its affiliate, as applicable, the amount of the Invoice, subject to the terms of the financing program then in effect between Seller and Red Iron. If the Invoice is not received within said 60- and 30-day periods, or is not acceptable in form or content once received, Red Iron has the right, without notice to Seller or its affiliate, as applicable, to cancel the Approval related to said Invoice. Prior to funding any Approval, Red Iron has the right to cancel said Approval upon oral or written notice (provided, however, that oral notice be promptly confirmed in writing) to Seller or its affiliate, as applicable, should Dealer or Distributor be in default of any of its obligations to Red Iron and provided that Seller or its affiliate, as applicable, has not shipped Inventory in reliance on Red Iron’s Approval. Advances with respect to Invoices and Approvals issued by Red Iron as provided hereunder shall constitute an acceptance of the terms and conditions hereof by Seller (for itself or on behalf of its affiliate, as applicable) and Red Iron, and no other act or notice shall be required on the part of Red Iron or Seller or its affiliate, as applicable, to entitle such Advances and Approvals to the benefits of this Agreement. Red Iron may deduct, set-off, withhold or apply any sums from payments due to Seller (either on behalf of itself or its affiliate, as applicable) from Red Iron under this Agreement any sums or payments due to Red Iron from Seller or its affiliates in respect of any Advance to be made by Red Iron with respect to any Invoice. Seller and Red Iron may from time to time enter into written agreements for any Seller sponsored special financing program for Dealers or Distributors.

(b)                                 Effect of Payment. Upon Red Iron’s Advance to Seller or an affiliate of Seller of the amount of an Invoice pursuant to the terms of the preceding Section 2(a), the obligation of the Dealer or Distributor, as applicable, to make payment under the terms of such Invoice to Seller or Seller’s affiliate, as applicable, shall be extinguished.

(c)                                  Limited Power of Attorney. Seller (on behalf of itself and its affiliates) hereby grants to Red Iron a limited power of attorney for the sole purpose of endorsing checks, drafts and other instruments received by Red Iron payable to the order of Seller and its affiliates and relating, in whole or in part, to receivables held by Red Iron.

3.                                      Repurchase of Inventory; Extended Service Contract Recourse.

(a)                                 Seller’s Repurchase of Inventory Sold by Seller or its Affiliates Directly to a Dealer or Distributor or otherwise financed by Red Iron. Subject to Section 4, if Red Iron shall repossess or come into possession of any Inventory, or any part thereof, covered by any Invoice, Seller agrees to repurchase such Inventory from Red Iron in a condition that is new and unused, subject to normal wear and tear resulting from display or demonstration, or in the case of an item of Inventory that is Dealer/Distributor Demo/Rental Inventory, Off-Lease Inventory or Trade-In Inventory, in any condition, and in all cases, and wherever located. Seller shall pay Red Iron, within 30 days of request therefor and in good funds, the outstanding balance (including accrued but unpaid interest) remaining unpaid under the Wholesale Instrument(s) related to such Invoice. In addition, Seller shall pay Red Iron for all costs and expenses actually incurred by Red Iron in taking possession or in the repossession of such Inventory, including shipping and storage costs (not to exceed 10% of the original Invoice) plus reasonable attorneys’ fees and court costs actually incurred. Seller shall not assert any interest in or title to such Inventory until it has paid Red Iron all amounts as specified herein in full.

(b)                                 Seller’s Repurchase of Inventory Sold by a Distributor to a Dealer or otherwise financed by Red Iron.  Subject to Section 4, if Red Iron shall repossess or come into possession of any Inventory, or any part thereof, covered by any Distributor to Dealer Invoice, Off-Lease Invoice or Trade-In Invoice, and Distributor fails to repurchase such Inventory from Red Iron within 30 days of Red Iron’s demand therefor, Seller agrees to repurchase such Inventory from Red Iron in a condition that is new and unused, subject to normal wear and tear resulting from display or demonstration, or in the case of an item of Inventory that is Dealer/Distributor Demo/Rental Inventory, Off-Lease Inventory or Trade-In Inventory, in any condition, and in all cases, wherever located. Subject to Section 3(h), Seller shall pay Red Iron, within 30 days of request therefor and in good funds, the outstanding balance (including accrued but unpaid interest) amount remaining unpaid under the Wholesale Instrument(s) related to such Distributor to Dealer Invoice. In addition, Seller shall pay Red Iron for all costs and expenses actually incurred by Red Iron in taking possession or in the repossession of such Inventory, including shipping and storage costs (not to exceed 10% of the original Invoice) plus reasonable attorneys’ fees and court costs actually incurred. Seller shall not assert any interest in or title to such Inventory until it has paid Red Iron all amounts as specified herein in full.

(c)                                  Treatment Under Uniform Commercial Code. Seller and Red Iron agree that the repurchase of Inventory hereunder shall not be deemed to be a transfer subject to Sections 9-615(f) or 9-618 of the Illinois Uniform Commercial Code or any similar provision of any other applicable law.

(d)                                 Unidentified Inventory. If an Invoice delivered to Red Iron by Seller does not identify the covered Inventory by serial number, but only by model number, and Seller cannot prove to Red Iron’s reasonable satisfaction that an item of Inventory is covered by a particular Invoice, then for purposes of determining the age or price of an item of Inventory under this Agreement, the item of Inventory shall be deemed to be covered by the most recent Invoice which has an item with the same model number as the item of Inventory tendered for repurchase.

(e)                                  Refinanced Inventory. Seller further agrees that in the event Red Iron refinances Inventory pursuant to a buyout of debt from another financing source or otherwise, such Inventory will be subject to repurchase by Seller under this Section 3, notwithstanding the fact that Red Iron did not finance the initial purchase of such Inventory from Seller.

(f)                                   Further Assurances. Seller agrees (and Seller will cause its affiliates, as applicable) to execute any additional agreements, instruments, and documents which Red Iron may reasonably require to maintain Red Iron’s rights and interests in any Inventory.

(g)                                  Notice of Litigation. To the extent reasonably feasible, and without prejudicing Red Iron’s rights, Red Iron shall provide Seller prior written notice of Red Iron’s intent to commence litigation against a Dealer or Distributor.

(h)                                 Notice of Action Against a Dealer or Distributor. Red Iron shall provide Seller contemporaneous written notice of any action by Red Iron against a Dealer or Distributor with respect to any amounts unpaid under Wholesale Instrument(s) associated with a Distributor to Dealer Invoice. Red Iron shall not make a demand on Seller to perform its obligations under Section 3(b) until at least ten (10) days after providing such notice to Seller or, in the case where the Dealer or Distributor disputes such amounts in good faith, until at least 30 days after providing such notice to Seller.

(i)                                     Extended Service Contracts. If a Wholesale Instrument associated with an Invoice for an extended service contract is not paid when due, then Red Iron shall have the benefit of recourse to Seller with respect to the Wholesale Instrument(s) related to such Invoice on such terms as Red Iron and Seller shall mutually agree from time to time.

4.                                      Net Repurchase Limit; Remarketing.

(a)                                 Net Repurchase Limit. Neither Seller nor any affiliate of Seller shall have any obligation under Section 3 of this Agreement, Section 3 of the Affiliated Agreement, or under similar provisions of any other repurchase agreement entered into by and between Seller or an affiliate of Seller, on the one hand, and Red Iron on the other, to repurchase any additional Inventory in a Program Year once the aggregate amount of repurchase obligations fully and finally paid by Seller or any affiliate of Seller under Section 3 of this Agreement to Red Iron during such Program Year, together with the aggregate amount of any repurchase obligations fully and finally paid by Seller or any affiliate of Seller to TCFCF under Section 3 of the Affiliated Agreement, and under similar provisions of any other repurchase agreement by and between Seller or an affiliate of Seller and TCFCF or Red Iron, equals or exceeds the Net Repurchase Limit for such Program Year. “Net Repurchase Limit” shall mean $7,500,000 for each Program Year during the term of this Agreement. The value in United States Dollars of Inventory repurchased pursuant to Section 4(a) of the Affiliated Agreement shall be determined using the Canadian Dollar exchange rate printed in the Wall Street Journal on the effective date of the applicable repurchase transaction.

(b)                                 Remarketing. Once the Net Repurchase Limit has been reached in a Program Year, Seller agrees to use its best efforts to remarket any additional repossessed Inventory on behalf of Red Iron on a non-discriminatory, non-priority basis for an amount not less than the outstanding balance (including accrued but unpaid interest) remaining due Red Iron on such Inventory. As used herein, such best efforts shall include advertising and using the same methods to market such Inventory as Seller uses to market similar products in the course of conducting its own business, subject to Red Iron’s rights to approve all aspects of any resale of such Inventory. Red Iron acknowledges that Seller in the ordinary course of its business will be engaged in the marketing of other similar Inventory and that such activity shall not constitute a breach of any duty of Seller under the terms of this Section 4(b) so long as Seller complies with the two immediately preceding sentences. Red Iron will reimburse Seller for reasonable out-of-pocket, third party expenses, including reasonable commissions (if any), incurred by Seller in providing remarketing services pursuant to this Section 4(b).

5.                                      Seller Representations and Warranties.

(a)                                 Seller Representations and Warranties. Seller represents and warrants, at the time of any Red Iron Approval or Advance against any Invoice as provided hereunder, that:

(1)                                 each and every Invoice issued by Seller or its affiliate, as applicable, represents valid obligations of a Dealer or Distributor, is legally enforceable according to its terms and relates to bona fide, original acquisition sales of Inventory by Seller or its affiliate, as applicable, to a Dealer or Distributor or sales of extended service contracts to product end users by a Dealer or Distributor on behalf of Seller or its affiliate, without any claim, offset or defense to payment by Dealer or Distributor (other than customary commissions payable to Dealers or Distributors upon the sale of extended service contracts) and that the Dealer or Distributor requested that the acquisition of Inventory or payments related to sales of extended service contracts be financed by Red Iron;

(2)                                 Seller’s (or, as applicable, its affiliate’s) title to any Inventory is free and clear of all security interests, liens and encumbrances and the transfer of Inventory to the Dealer or Distributor by Seller or its affiliate, as applicable, conveys to Dealer or Distributor all of Seller’s or its affiliate’s right, title and interest in and to such Inventory; and

(3)                                 Seller’s (or, as applicable, its affiliate’s) right to receive payments with respect to any extended service contracts sold by a Dealer or Distributor on behalf of Seller or its affiliate is free and clear of all security interests, liens and encumbrances.

(4)                                 Any Inventory is in new and unused condition; it is of the kind, quality and condition represented or warranted to Dealer or Distributor; it meets or exceeds all applicable federal, state and local safety, manufacturing and other standards; and if it is a type of Inventory customarily crated or boxed, such crate or box is factory sealed.

(b)                                 Breach of Seller Representations and Warranties. In the event of breach of any of the foregoing representations or warranties, Seller will, immediately upon demand, pay to Red Iron in immediately available good funds the amount of the unpaid balance of the Wholesale Instrument relating to the Invoice or Inventory with respect to which the representation/warranty was breached, plus all charges owing by Dealer or Distributor with respect thereto, and all of Red Iron’s costs and expenses, including reasonable attorneys’ fees, actually incurred in connection with such breach.

6.                                      Seller Covenants and Indemnity. Seller covenants as follows:

(a)                                 Product Warranties. All Inventory financed by Red Iron shall be subject to applicable product warranties of Seller (or its affiliate, as applicable), and Seller agrees to perform, or cause to be performed, all repairs, modifications or other acts required of Seller or its affiliate, as applicable, pursuant to said product warranties. All expenses of performance under this covenant shall be paid by Seller.

(b)                                 Returned Inventory. If Seller or its affiliate, as applicable, accepts the return from any Dealer or Distributor of any Inventory covered by any Wholesale Instrument, voluntarily or otherwise, whether or not any substitution is made for such returned Inventory, Seller will reimburse Red Iron for the unpaid balance amount of the Wholesale Instrument within 30 days of the return.

(c)                                  Financial Statements. At any time at which Seller is not required to file reports with the U.S. Securities Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, Seller will, upon request, promptly provide Red Iron with Seller’s year-end balance sheet and annual profit and loss statement for each fiscal year prepared in accordance with generally accepted accounting principles, consistently applied.

(d)                                 Compliance with Laws. All transactions of Seller and its affiliates related to the sale of Inventory financed by Red Iron shall comply with all applicable laws, rules, regulations and orders of all governmental entities having jurisdiction over such transactions. Seller agrees to indemnify and hold Red Iron harmless from and against any and all claims, damages, costs, expenses, penalties and judgments asserted or imposed upon, or incurred by, Red Iron as a result of breach by Seller or its affiliates of any provision of this Section.

(e)                                  Notice of Termination of Distributor Agreements. Seller will notify Red Iron promptly (i) if Seller or its affiliate, as applicable, terminates, or gives notice of its intent to terminate, its agreement with any Distributor or (ii) if any Distributor terminates, or gives notice of its intent to terminate, its agreement with Seller or one of its affiliates.

7.                                      Waivers.

(a)                                 Seller Waiver of Certain Notices. Seller (on behalf of itself and its affiliates) waives: notice of non-payment; protest and dishonor and notice of protest and dishonor of any Wholesale Instrument; notice of Red Iron’s acceptance of this Agreement; and all other notices to which Seller or its affiliates might otherwise be entitled to by law. Red Iron may, at any time or times, without notice to or further consent of Seller or its affiliates, renew and extend the time of payment of Wholesale Instruments and compromise or adjust claims on Wholesale Instruments or Inventory covered thereby and waive or modify performance of such terms and conditions of its financing arrangement with Dealers or Distributors, as Red Iron may determine to be reasonable, and no such renewal, extension, compromise, adjustment, waiver or modification shall affect the obligations or liabilities of Seller hereunder.

(b)                                 No Waiver. No waiver of any provision of this Agreement shall be implied, and no waiver shall be valid, unless it is in writing and signed by the person or party to be charged. No waiver of any breach of any of the terms, provisions or conditions of this Agreement shall be construed as or held to be a waiver of any other breach, or a waiver of, acquiescence in, or consent to, any further or succeeding breach hereof.

8.                                      Term and Termination.

(a)                                 Initial Term. The initial term of this Agreement commenced on October 1, 2009 and, provided this Agreement is not terminated earlier as otherwise provided herein, shall continue until October 31, 2024 (the “Initial Term”) and thereafter shall be extended automatically for additional two-year terms (each, an “Additional Term”) unless at least one year prior to the expiration of the Initial Term or Additional Term (as applicable) either party gives notice to the other party of its intention not to extend the term, in which event the Agreement shall terminate at the end of the then current Initial Term or Additional Term. Notwithstanding the foregoing, this Agreement shall automatically terminate upon the final dissolution, winding up and liquidation of Red Iron.

(b)                                 Default Termination. If Seller (or, as applicable, one of its affiliates) is in default of any of the provisions of this Agreement and Seller shall fail to cure (or cause the cure of) such default within 30 days after notice by Red Iron of such default (or such longer period of time as is reasonably necessary to allow Seller to cure (or cause the cure of) such default but, in any event, not more than 75 days after notice by Red Iron of such default), Red Iron shall then have the right to terminate this Agreement without further notice and without penalty and the right to exercise all remedies available to Red Iron under applicable law.

(c)                                  Effect of Termination. The termination of all or any part of this Agreement shall not affect the obligations of Seller or its affiliates with respect to Invoices approved or Advanced against by Red Iron, or other obligations incurred by either party, prior to the effective date of such termination.

9.                                      Favorable Loss Rebate Program.

(a)                                 Establish FLR Account. Red Iron shall record on its books and records, an amount equal to (i) [***] of the ANR-Program Year for Program Year 2016 and (ii) [***] of the ANR-Program Year for Program Year 2017 and each Program Year thereafter (such record, the “FLR Account”). The FLR Account shall be held as a notational account on Red Iron’s books and records and not separately funded.  Seller shall not have any right to interest relating to the FLR Account.

(b)                                 FLR Reliant Account Process and Limitation.  If so requested, or on its own initiative, Red Iron shall, in consultation with Seller or Seller’s affiliates, review whether a Dealer or Distributor which does not meet the criteria set by the credit and operational policies of Red Iron, should be designated as an FLR Reliant Account. Subject to such Dealer and Distributor satisfying other applicable requirements for eligibility for financing hereunder, if so requested by Seller or an

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

affiliate of Seller, Red Iron shall designate such Dealer or Distributor as an FLR Reliant Account unless Red Iron determines such designation would result in an FLR Reliant Accounts Limitation, in which case Red Iron shall not designate such Dealer or Distributor as an FLR Reliant Account.

(c)                                  [***] Beginning with Program Year 2016, and each Program Year thereafter, Red Iron shall [***].  Seller has no obligation to pay Red Iron the amount of any such Loss or any negative balance in the FLR Account.

(d)                                 [***]. If the amount in the FLR Account is [***] beginning with Program Year 2016, then within 60 days after the end of such Program Year, Red Iron shall pay Seller [***]; provided: (i) Seller (or, as applicable, one of its affiliates) is not in default to Red Iron under this Agreement or any other agreement between Seller and Red Iron, (ii) this Agreement is not terminated, and (iii) Red Iron has not received notice from Seller of intent to terminate the Agreement.

(e)                                  [***].  At the end of the term of this Agreement, [***] and if all of Seller’s liabilities and obligations to Red Iron under this Agreement and any other agreement between Seller (or one of its affiliates) and Red Iron have been paid in full and have been fully performed, then Red Iron shall pay Seller [***].

10.                               General.

(a)                                 Authorization; Assignment. This Agreement has been duly authorized and executed by Seller and Red Iron and shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, subject to the limitations of this Section. Neither party may assign this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld), unless such assignment is to a successor-in-interest to the assigning party.

(b)                                 Entire Agreement; Amendments: No Partnership. This Agreement constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof. No amendment or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. Notwithstanding the foregoing, the parties acknowledge that there may be other agreements between them from time to time covering related matters such as financing program terms, Seller sponsored rate programs or electronic invoice transmission which shall continue in full force and effect. This Agreement shall not be deemed to create, or intend, a joint venture, partnership, agency or other similar relationship between Seller and Red Iron.

(c)                                  Notices. Notices and all other communication provided for herein shall be in writing and shall be deemed to have been given to a party at the earlier of (i) when personally delivered or (ii) one business day after deposit with a national overnight courier service; in each case addressed as follows:

If to Red Iron:                                                                 Red Iron Acceptance, LLC

8111 Lyndale Avenue South

Bloomington, MN 55420

Attention: Director of Operations

If to Seller:                                                                                    The Toro Company

8111 Lyndale Avenue South

Bloomington, MN 55420

Attention: Treasurer

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

or to such other address as either party hereto may have furnished to the other party hereto in writing in accordance herewith, expect that notices of change of address shall be effective only upon receipt.

(d)                                 Governing Law. This Agreement shall be subject to and governed by the laws of the state of Illinois, without regard to conflicts of law principles.

(e)                                  Performance. The respective acts and obligations of the parties under this Agreement shall be performed solely by said parties provided, however, if any act or obligation hereunder is performed by any party’s subsidiary, affiliate or agent, then such performance shall be deemed to be the act or obligation of Seller or Red Iron, as applicable.

(f)                                   Expenses. Seller agrees to pay all reasonable out of pocket costs and expenses, including attorneys’ fees, actually incurred by Red Iron in enforcing any of the provisions of this Agreement.

(g)                                  Waiver of Jury Trial. EACH OF SELLER AND RED IRON, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING TO THIS AGREEMENT IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR OUR ENTERING INTO THIS AGREEMENT.

(h)                                 Submission to Jurisdiction. Each of Seller and Red Iron hereby irrevocably submits to the non-exclusive jurisdiction of the Federal courts and the courts of the state of Minnesota sitting in Minneapolis or St. Paul, Minnesota or any state court located in Hennepin County, Minnesota, and by execution and delivery of this Agreement, each party hereto accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of such courts with respect to any litigation concerning this Agreement or the transactions contemplated hereby or any matters related thereto. Each party hereto irrevocably waives any objection (including any objection to the laying of venue or any objection on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any proceeding with respect to this Agreement to the courts set forth above. Each party hereto agrees to the personal jurisdiction of such courts and that service of process may be made on it at the address indicated in Section 10(c). Nothing herein shall affect the right to serve process in any other manner permitted by law.

(i)                                     Limitation on Damages. NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR PUNITIVE, EXEMPLARY OR, EXCEPT IN THE CASE OF FRAUD, BAD FAITH, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, INDIRECT OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

(j)                                    Severability. If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

(k)                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or electronic transmission, as directed by Red Iron.

(l)                                     Headings; Interpretation. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement: (i) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “include” and “including” and words of similar import shall not be construed to be limiting or exclusive and (iii) the word “or” shall have the meaning represented by the phrase “and/or.” Any calculation involving a Program Year will be appropriately pro-rated for any partial Program Year during the term of this Agreement. Except as otherwise specified in this Agreement, all dollar amounts are in United States dollars.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

The Toro Company		Red Iron Acceptance, LLC
Seller

By:	/s/ Renee J. Peterson	By:	/s/ Mark J. Wrend
Print Name:	Renee J. Peterson	Print Name:	Mark J. Wrend
Title:	Vice President, Treasurer and	Title:	Manager
Chief Financial Officer